Exhibit 99.1

DTS Announces Share Repurchase Program

Calabasas, Calif. — November 16, 2009 — DTS, Inc. (Nasdaq: DTSI) today announced that its Board of Directors has approved a plan to repurchase up to one million shares of the Company's common stock in the open market or in privately negotiated transactions, depending upon market conditions, relevant security laws and other conditions.

“We believe this repurchase plan underscores our confidence in the company’s promising future,” commented Jon Kirchner, president and CEO of DTS. “We believe the plan is a prudent use of cash, and reinforces our ongoing commitment to building long-term shareholder value.”

About DTS

DTS, Inc. (NASDAQ:DTSI) is a digital technology company dedicated to delivering the ultimate entertainment experience. DTS decoders are in virtually every major brand of multi-channel surround processors, and there are hundreds of millions of DTS-licensed consumer electronics products available worldwide. A pioneer in multi-channel audio, DTS technology is in home theatre, car audio, PC and game console products, as well as DVD-Video, Blu-ray Disc and surround music software. Founded in 1993, DTS’ corporate headquarters are located in Calabasas, California with its licensing operations headquartered in Limerick, Ireland. DTS also has offices in Northern California, Washington, Canada, China, France, Hong Kong, Japan, South Korea, Taiwan and the United Kingdom. For further information, please visit www.dts.com. DTS is a registered trademark of DTS, Inc. © 2009 DTS Inc. All rights reserved.

Investor Contacts:	Press Contact:
Erica Abrams or Matthew Hunt	David Blasucci
The Blueshirt Group for DTS	Director of Marketing Communications
415-217-7722	DTS, Inc.
erica@blueshirtgroup.com	818-436-1080
matt@blueshirtgroup.com	david.blasucci@dts.com